EXHIBIT 10.1

                                    AGREEMENT

         This Agreement, dated as of September 29, 1999, between NetCreations. Inc, 379 West Broadway, Suite 202, New York, New York (together with its successors, assigns and affiliates, "NTCR") and Itract, LLC, 18 West 18th Street, New York, New York (together with its successors, assigns and affiliates "ITL").

WHEREAS, NTCR is in the business of providing specialized op-in-bulk e-mail listings ("Listings"), and ITL is in the business of, among other matters, buying and reselling Listings to end-users ("ITL Customers"); and

WHEREAS, NTCR and ITL desire to provide for the purchase and resale by ITL of the Listings on the terms and conditions hereinafter set forth.

Now, Therefore, in condition of the premises and the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Resale. NTCR hereby grants ITL the non-exclusive right to purchase and resell all of its Listings to ITL Customers. At ITL's direction, NTCR shall supply the Listings to ITL Customers directly. NTCR shall supply ITL with daily updates of all Listings. NTCR shall also provide daily confirmation to ITL as to delivery of Listings ordered by ITL or ITL Customers.

2. Term. This Agreement shall commence on the date hereof, and shall continue for three (3) years, until the third anniversary hereof.

3. Commission Schedule. In consideration for each Listing purchased and resold by ITL to an ITL Customer, ITL agrees to pay NTCR a royalty ("Royalties") at the rates set forth on Schedule A. All payments due by ITL hereunder shall be due within thirty (30) days after delivery of an invoice therefor.

4. Covenants. Each party covenants to utilize their respective best efforts to timely perform their obligations under this agreement and to comply with all applicable laws and regulations relating to their obligations hereunder. NTCR will take all actions necessary to ensure that: (a) the Listings are accurate and correct; (b) the Listings are supplied to ITL Customers within 24 hours after order; and (c) it possesses the personnel and equipment which are necessary to provide and maintain the Listings and services to be provided to ITL and ITL Customers hereunder. NTCR also acknowledges and agrees that ITL has a unique business relationship with each ITL customer and accordingly NTCR agrees not to initiate contact with, interfere with, disrupt or harm the relationship between ITL and ITL Customers. NTCR and ITL will keep confidential all proprietary or non-public information it learns about the business or activities of the other party, unless required by law to be disclosed.

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5.       Representations and Warranties. Each party hereto represents and warrants that it has the authority to enter into this Agreement and to carry out the terms and conditions hereof, and that this agreement is not in violation of any other agreement to which it is a party.

6. Further Assurances. Each party shall take all actions reasonably requested by the other party in order to effectuate the purposes and intent of this agreement.

7. Indemnification. Each party hereby agrees to indemnify and hold harmless the other party from and against any and all damages or deficiencies resulting from (a) any misrepresentation, or non-fulfillment of any covenant or agreement on its part to be performed contained this Agreement and (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs or expenses incident to proceedings or investigations or to the defense of any claims related to any of the foregoing.

8.       Miscellaneous.

         (a) This agreement represents the entire and final agreement with respect to matters contemplated herein and supersedes any prior oral or written representations, warranties, covenants, agreements or undertakings by either party of any nature whatsoever with respect to the subject matter hereof. This Agreement shall not be amended to any extent except by a writing executed by the parties.

         (b) A waiver of any breach of any provision of this Agreement must be in writing and shall not constitute or operate as a waiver of any other breach of such provision or of any other provisions, nor shall any failure to enforce any provision hereof operate as a waiver of such provisions or of any other provision hereunder.

         (c) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Itract, LLC                             NetCreations, Inc.


By: /s/ Kevin Kerzner                   By: /s/ Daniel C. Sweeney
   ---------------------                   -----------------------------------
Kevin Kerzner,                          Daniel C. Sweeney,
Executive Vice President                Vice President of Business Development

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                                   Schedule A

Agreement          No. of e-mails                    Royalty per e-mail
Year               supplied to ITL Customers         supplied to ITL Customers

Year 1:            Forecast 6 million e-mails

                   o       1-3 million               80%

                   o       Over 3 million            75%

Year 2 and 3:      Combined Forecast 30.5 million
                   e-mails

                   o       1-5 million               80%

                   o       Over 5 million            75%